Exhibit 3.1

AMENDMENT TO RESTATED

ARTICLES OF INCORPORATION

OF

DE TOMASO INDUSTRIES, INC.

DE TOMASO INDUSTRIES, INC., a Maryland corporation having its principal office in Red Bank, N.J. (the “Corporation”) hereby certifies to the State Department of Assessments and Taxation of Maryland that:

First:    The amended and restated Articles of Incorporation of the Corporation are hereby amended by striking out Article 1. thereof, and by inserting in lieu thereof the following:

“1.	The name of the Corporation is:

“TRIDENT ROWAN GROUP, INC.”

Second:    The amended and restated Articles of Incorporation of the Corporation are hereby amended by striking out Article FOURTH thereof, as heretofore amended, and by inserting in lieu thereof the following:

“FOURTH:    The total number of shares of all classes of stock which the Corporation shall have the authority to issue is fifty million (50 million), all of which shall be common stock with a par value of $.01 per share.”

Third:    The foregoing amendments to the amended and restated Articles of Incorporation were approved by unanimous consent of the Board of Directors. Notice setting forth the foregoing amendments and stating that a purpose of the meeting of stockholders would be to take action thereon was given as required by law to all stockholders of the Corporation entitled to vote thereon. The foregoing amendments were approved by the stockholders at said meeting by the affirmative vote of at least two-thirds of each class of stock entitled to vote thereon.

Fourth:    (a) The total number of shares of all classes of stock of the Corporation heretofore authorized, and the number, and par value and voting rights of the shares of each class were as follows:

Class	Number	Par Value	Votes per share
Common	10,000,000	$2.50	1
Preferred	2,000,000	$2.50	3
Total	12,000,000

(b)	The total number of shares of all classes of stock of the Corporation, as amended hereby, and the number, par value and voting rights of each class, are as follows:

Class	Number	Par Value	Votes per share
Common	50,000,000	$.01	1
Total	50,000,000

(c)	There were no shares of heretofore authorized preferred stock issued and outstanding on the date of the vote of stockholders or as of the date of the filing of this amendment.

[balance of page intentionally left blank]

The undersigned verifies under penalties of perjury that he is the duly elected and serving president of the above corporation, that the foregoing statements are true and correct in all material respects, and that they are the actions taken of the above corporation.

Dated: August 22, 1996

/s/ Howard E. Chase

Howard E. Chase

WITNESS:

/s/ Catherine D. Germano

Catherine D. Germano

Assistant Secretary

DE TOMASO INDUSTRIES, INC.

ARTICLES OF RESTATEMENT

DE TOMASO INDUSTRIES, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:    The Corporation desires to restate its charter and a majority of the entire Board of Directors of the Corporation adopted a resolution at a duly held meeting on October 18, 1973, at which a quorum was present, stating the desirability of so restating the charter and taking action to so restate the charter.

SECOND:    The following are the provisions of the charter of incorporation of the Corporation in effect at this date:

“CERTIFICATE OF INCORPORATION

of

DE TOMASO INDUSTRIES, INC.

THIS IS TO CERTIFY, that the subscribers, Wilbur C. Jackson, residing at 4208 Maine Avenue, Baltimore County, John S. Rowan, residing at 308 North Holliday Street, Baltimore City, and Henry Vogt, residing at 1243 Calvert Building, Baltimore City, all being of full legal age, and all of whom are citizens of the State of Maryland, do hereby associate themselves with the intention of forming a corporation under and by virtue of the general laws of the State of Maryland, authorizing the formation of the corporation.

1.	The name of the Corporation is

DE TOMASO INDUSTRIES, INC.

2.	The purposes for which, and for any of which, the Corporation is formed and the business or objects to be carried on and promoted by it are;—To manufacture, buy, see, rent, lease, mortgage and generally deal in, all manner and kind of electrical machinery, electrical devices and equipment, and parts thereof, of every description, and to patent register and otherwise protect the same; to apply for, acquire, hold, use, sell, mortgage, license, assign or otherwise dispose of, letters patent of the United States or any foreign country, and any and all patent rights, licenses, privileges, inventions, improvements, processes and trade marks, relating to or useful in connection with the manufacture of electrical apparatus or any business carried on by the Corporation to make, enter into, carry out, perform or otherwise turn to account, contracts of every kind; also, to acquire by purchase, leases or otherwise, control of, or interest in, other firms, companies or corporations engaged in the same or other enterprises; also, to acquire by purchase, lease or otherwise, hold, mortgage, convey, or otherwise, use or dispose of real and personal property, lands, buildings, factories, shops or other structures in any part of the world; and in general to carry on such operations and enterprises and to do all such things in connection therewith as may be permitted by the laws of Maryland and be necessary or convenient in the conduct of the Corporation’s business. To have and maintain offices within and without the States of Maryland and to do all lawful things which are or may become necessary or expedient for the advancement of the business of the Corporation; and that the said Corporation is formed upon the articles, conditions and provisions herein expressed, and subject in all particulars to the limitations relating to corporations, which are contained in the general laws of this State.

3.	The principal office of said Corporation in this State is 929 North Howard Street, Baltimore, Maryland, c/o Niles, Barton & Wilmer, Esqs., and Adgate Duer is the name of the Corporation’s resident agent, and his post office address is 929 North Howard Street, Baltimore, Maryland, c/o Niles, Barton & Wilmer, Esqs.

4.	The total number of shares of all classes of stock which the Corporation shall have the authority to assume is five million (5,000,000), of which one million (1,000,000) shares shall be preferred stock of the par value of Two Dollars and 50 Cents ($2.50) per share (hereinafter called “Preferred Stock”), and four million (4,000,000) shares shall be common stock of the par value of Two Dollars and 50 Cents ($2.50) per share (hereinafter “Common Stock”).

(1)	Any unissued or treasury shares of the Preferred Stock may be issued by the Board of Directors from time to time in one or more series. All shares of Perferred Stock shall be of equal rank and shall be identical, except in respect of the particulars that may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of a series shall be identical in all respects with the other shares of such series, except as to the date from which dividends, if any, thereon shall be cumulative, if made cumulative. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine, and is hereby expressly empowered (without the vote or consent of the holders of any class or series of stock) to fix and determine, in the manner provided by law, the following provisions of the shares of such series so far as not inconsistent with the provisions of the this Article FOURTH applicable to all series of Preferred Stock:

(a)	the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(b)	the annual rate of dividends, if any, payable on shares of such series, the conditions upon which, and the dates when, such dividends shall be payable and whether such dividends shall be cumulative or non-cumulative, provided, however, that accruals of dividends shall not bear interest;

(c)	the time or times when, the price or prices at which and the manner in which shares of such series shall be redeemable;

(d)	the obligation, if any, of the Corporation to maintain a sinking fund for shares of such series;

(e)	the amount payable on shares of such series in the event of any liquidation or dissolution which results in a winding-up of the affairs of the Corporation;

(f)	the full or limited voting power, if any, of the shares of such series;

(g)	the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the price or prices or the rates of exchange and the adjustments at which such shares shall be convertible or exchangeable;

(h)	any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or participations of shares of such series not fixed and determined in this Article FOURTH.

(2)	In the event of any dissolution or liquidation (whether voluntary or involuntary) which results in a winding-up of the affairs of the Corporation, after payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive for every share of their holdings of such series, out of the net assets of the Corporation, an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in the resolution providing for the issue of shares of such particular series of Preferred Stock, before any distribution shall be made to the holders of the Common Stock. Thereafter, the holders of any particular series of Preferred Stock may participate in the remaining net assets of the Corporation to the extent, if any, fixed and determined by the Board of Directors in the resolution providing for the issue of shares of such particular series of Preferred Stock. If, upon any dissolution or liquidation (whether voluntary or involuntary) which results in a winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock shall be insufficient to pay in full the preferential amount payable to the holders of such series of Preferred Stock as aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon (before any part of such assets or the proceeds thereof could have been distributed to the holders of the Common Stock) were paid in full. For the purpose of this Section (2), the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of its property or assets to, or a consolidation or merger of the Corporation with, one or more corporations shall not be deemed to be liquidation, dissolution or winding-up of the affairs of the Corporation.

(3)	In addition to any voting rights which may be stated in the resolution or resolutions providing for the issue of any series of Preferred Stock adopted by the Board of Directors, the Preferred Stock shall have the following voting rights:

(a)	So long as any shares of Preferred Stock shall be outstanding, the Corporation shall not,

(A)	without the affirmative vote or written consent of the holders of at least two-thirds, of the aggregate number of shares of Preferred Stock at the time outstanding, voting as a class, regardless of series, by an amendment to the Certificate of Incorporation, or by merger or consolidation or in any other manner,

(i)	authorize any class of stock ranking either as to payment of dividends or distribution of assets, prior to the Preferred Stock, or

(ii)	alter or change any other of the preferences, special rights or powers given to the Preferred Stock at the time outstanding so as to affect the Preferred Stock or any series of Preferred Stock adversely provided, however, that if all series of Preferred Stock at the time outstanding are not so adversely affected, then only the affirmative vote or written consent of the holders of at least two-thirds of the aggregate number of shares of such series so adversely affected at the time outstanding, voting or acting as a single class, shall be required, or

(B)	without the affirmative vote or written consent of the holders of at least a majority of the aggregate number of shares of Preferred Stock at the time outstanding, voting as a class, regardless of series, by an amendment to the Certificate of Incorporation, or by merger or consolidation or in any other manner,

(i)	authorize any increase in the total number of authorized shares of Preferred Stock; or

(ii)	authorize any class of stock ranking on a parity with the Preferred Stock; provided, however, that nothing in this paragraph (a) contained shall require such a class vote or consent (I) in connection with the fixing of any of the particulars of shares of other series of Preferred Stock that may be fixed by the Board of Directors as provided in Section 1 of this Article FOURTH or (II) to amend the By-Laws of the Corporation in any respect, including any increase or decrease in the number of directors of the Corporation; and provided, further, that no such vote or written consent of the holders Preferred Stock shall be required if, at or prior to the time when the issuance of any such prior stock is to be made or when any such change is to take effect, as the case may be, provision is made for the redemption of all shares of Preferred Stock at the time outstanding.

(4)	(a) Subject to the limitations prescribed in this Article FOURTH and any further limitations prescribed in accordance therewith, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of stock.

(b)	No dividends other than dividends payable only in shares of Common Stock shall be paid on the Common Stock if dividends in full to which all outstanding shares of the Preferred Stock of all series shall then be entitled for the then current dividend period and, where such dividends are cumulative, for all past dividend periods shall not have been paid or been declared and set apart for payment.

(5)	In the event of any dissolution of liquidation (whether voluntary or involuntary) which results in a wind-up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation, and the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the remaining net assets of the Corporation.

(6)	All holders of Common Stock shall (subject to the provisions of By-Laws of the Corporation, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date for the determination of stockholders entitled to vote) be entitled to one vote for each share of Common Stock held by them at each meeting of stockholders.

(7)	Anything herein or in any resolution or resolutions of the Board of Directors providing for the issue of Preferred Stock of any series contained to the contrary notwithstanding, the rights of the holders of Preferred Stock and Common Stock of the Corporation in respect of dividends shall at all times be subject to the power of the Board of Directors from time to time to set aside such reserves and to make such provision, if any, for working capital and additions and betterments as said Board shall deem to be necessary or advisable. Subject to the provisions of this Article FOURTH, the Board of Directors shall have power from time to time to authorize the use of the surplus of the Corporation for the purpose of acquiring any of the capital stock of the Corporation and to authorize the reissue and sale of any capital stock so acquired.

(8)	Subject to the provisions of this Article FOURTH, any unissued shares of any class of stock of the Corporation, whether now or hereafter authorized, may be issued from time to time by the Corporation to shareholders, employees of the Corporation and its subsidiaries, or others in such manner and amounts and for such character and amount of consideration (which consideration shall not, however, be less in amount or value that the aggregate par value of the shares in respect of which such consideration shall be received) as shall be determined from time to time by the Board of Directors.

(9)	No holder of any share or shares of any class of stock of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive or preferential right of subscription to any share or shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, and for such consideration, and upon such terms and conditions, as the Board of Directors, in its discretion from time to time may determine, pursuant to the authority hereby conferred by the Certificate of Incorporation, and the Board of Directors may issue stock of the Corporation or obligations convertible into stock of the Corporation without offering such issue of stock or obligations either in whole or in part to the stockholders of the Corporation. Should the Board of Directors as to any portion of the stock of the Corporation, whether now or hereafter authorized, or as to any obligations convertible into stock of the Corporation, offer the same to the stockholders or any class thereof, such offer shall not in any way constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other portions of said stock, or other obligations convertible into stock, without so offering the same to the stockholders. The acceptance of stock in the Corporation shall be a waiver of any such, or other, pre-emptive or preferential right of subscription which in the absence of this provision might otherwise be asserted by stockholders of the Corporation or any of them.

Pursuant to the authority contained in this Article 4 of the charter of the Corporation, the Board of Directors has duly classified the one million (1,000,000) shares of Preferred Stock herein authorized as Preferred Stock with the following preferences, and other rights, voting powers, restrictions, limitations as to dividends and qualifications:

(1)	Voting. All holders of Preferred Stock shall (subject to the provisions of the By-Laws of the Corporation, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date for the determination of stockholders entitled to vote) be entitled to one vote for each share of Preferred Stock held by them at each meeting of stockholders.

(2)	Dividends. When and if any dividend is paid on the Common Stock of the Corporation, whether paid in cash, stock or other property, all holders of Preferred Stock shall be entitled to receive a dividend, paid in such cash, stock or other property as is paid on the Common Stock, the amount of each such dividend paid on each share of Preferred Stock to be equal in value to the amount of such dividend paid on each share of Common Stock. The holders of Preferred Stock shall not be entitled to participate in or to receive any dividends other than as hereinabove provided.

(3)	Liquidation. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, or any reduction in its capital resulting from any distribution of assets to its shareholders (a) before any distribution shall be made to the holders of shares of Common Stock of the Corporation the holders of shares of Preferred Stock shall be entitled to be paid in cash out of the assets of the Corporation, whether from capital or from earnings available from distribution to stockholders, the sum of Two Dollars and 50 Cents ($2.50) per share of Preferred Stock; (b) before any further distribution shall be made to holders of shares of Preferred Stock of the Corporation the holders of shares of Common Stock shall be entitled to be paid in cash out of the assets of the Corporation whether from capital or from earnings available for distribution to its stockholders the sum of Two Dollars and 50 Cents ($2.50) per share of Common Stock; (c) the remaining assets of the Corporation shall be paid over and distributed among the holders of Preferred Stock and the holders of Common Stock in such proportions that the amount paid on each share of Preferred Stock shall be equal in value to the amount paid on each share of Common Stock.

The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not for the purpose of this paragraph (3) be regarded as a liquidation, dissolution or winding up of the Corporation or as a reduction of its capital. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purpose of this paragraph (3). A dividend or distribution to stockholders from net profits or surplus earned after the date of any reduction of capital shall not be deemed to be a distribution resulting from such reduction in capital.

(4)	Stock splits and combinations. In case the Corporation shall at any time or from time to time subdivide the outstanding shares of Common Stock of the Corporation into a greater number of shares, then with respect to each such subdivision, the outstanding shares of Preferred Stock shall be subdivided and increased in proportion to the increase resulting from such subdivision in the number of outstanding shares of Common Stock; and in case the Corporation shall at any time or from time to time contract the number of outstanding shares of Common Stock of the Corporation by combining the outstanding shares of Common Stock of the Corporation into a smaller number, then with respect to each such combination the outstanding Preferred Stock shall be combined and decreased in proportion to the decrease resulting from such combination in the number of outstanding shares of Common Stock of the Corporation.

(5)	Conversion to Common Stock. When, as and if the Corporation shall have sufficient authorized but unissued shares of Common Capital Stock, par value $2.50 per share, to permit a conversion of all its Preferred Stock into such Common Stock on the basis of one share of such Common Stock to each one share of Preferred Stock, such conversion shall be made forthwith upon the happening of either of the following events:

(i)	the tender by the Corporation to the registered owner of any Preferred Stock of the number of Common Stock shares required to effect such conversion, which tender shall be complete upon mailing to the registered owner at his last known address as it appears on the books of the Corporation, by registered mail, return receipt requested:

(ii)	the tender by a holder of Preferred Stock to the Corporation of the number of Preferred Stock shares required to effect such conversion, which tender shall be complete upon the mailing to the Corporation, attention Treasurer, at its executive offices by registered mail, return receipt requested.

5.	The number of directors of the Corporation shall be such as shall be fixed from time to time by, or in the manner provided in the By-Laws, but in no case shall the number be less than three. Directors shall in all cases hold office until the annual meeting or until their successors shall be elected and qualified. The By-Laws from time to time prescribe what number of directors shall constitute a quorum for the transaction of business, which number shall in no case be less than one-third of the total number of directors, nor less than two directors. Vacancies in the membership of the Board shall be filled in the way or ways provided in the By-Laws of the Corporation.

IN WITNESS WHEREOF, we have hereunto set our hands and seals this twentieth day of February, in the year One thousand nine hundred and seventeen.

WITNESS:	Wilbur C. Jackson	(Seal)

J. Leroy Hopkins	John S. Rowan	(Seal)

	Henry Vogt	(Seal)

STATE OF MARYLAND	)
	)	to wit:
CITY OF BALTIMORE	)

“I HEREBY CERTIFY that on this twentieth day of February, in the One Thousand nine hundred and seventeen, before me the subscriber, a Notary Public of the State of Maryland, in and for the City of Baltimore, aforesaid, personally appeared Wilbur C. Jackson, John S. Rowan and Henry Vogt, the incorporators named in the aforegoing Certificate of Incorporation, and they severally acknowledged the aforegoing Certificate to be their act.

“AS WITNESS my hand and Notarial Seal.

xxxxxxxxxxxxxxxxxxxx
x J. Leroy Hopkins x	J. Leroy Hopkins
x Notary Public x
x Baltimore, Md. x	Notary Public”
xxxxxxxxxxxxxxxxxxxx

THIRD:    That the provisions referred to in paragraph SECOND above are all of the provisions of the corporation’s charter in effect at the date of filing these Articles of Restatement.

FOURTH:    That this restatement of the charter of the corporation has been authorized by a vote of a majority of the entire Board of Directors of the corporation.

FIFTH:    That no amendment of the charter of the corporation is effected by these Articles of Restatement.

SIXTH:    That the names of the six directors of the corporation presently in office are:

Alejandro de Tomaso

Howard E. Chase

Miguel G. Mendoza

Lars S. Potter, Jr.

A. Bertochi

R. Bussinello

ATTEST:		DE TOMASO INDUSTRIES, INC.

/s/ Howard E. Chase	By	/s/ Alejandro de Tomaso
Howard E. Chase, Secretary		Alejandro de Tomaso, President

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

I hereby certify that on the 18th day of October, 1973, before me, the subscriber, a Notary Public of the State of New York, in and for the County of New York, personally appeared Alejandro de Tomaso who stated that he is the President of de Tomaso Industries Inc., a Maryland corporation and in the name and behalf of the said corporation ??? and at the same time personally appeared Howard E. Chase and made oath in the form of law that he was Secretary of the meeting of the Board of Directors of said corporation at which the Restatement of the Charter of the corporation here and above set forth was approved and that the matters and facts set forth in said Restatement of the Charter are true to the best of his knowledge, information and belief.

WITNESS my hand and Notarial seal the day and year last above written.

                [illegible]

            Notary Public

AMENDMENT TO RESTATED

ARTICLES OF INCORPORATION

OF

TRIDENT ROWAN GROUP, INC.

Trident Rowan Group, Inc., a Maryland corporation having its principal office in Sommerset, New Jersey (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1.	The name of the Corporation is Trident Rowan Group, Inc.

2.	The Amended and Restated Articles of Incorporation of the Corporation are hereby amended by striking out Article 5 thereof and by inserting in lieu thereof the following new Article 5:

“5.	(a) The number of directors of the Corporation shall be such as shall be fixed from time to time by, or in the manner provided in the By-laws; provided, however, that the number of directors of the Corporation shall number no less than eleven (11) for so long as Finprogetti S.p.A. is a beneficial owner of shares of the Corporation’s Common Stock and shall not have completed the sale of 1,635,000 shares of Common Stock to Tamarix Investors, IDC (“Tamarix”) pursuant to that certain Agreement to Purchase Common Stock dated March 7, 1997, unless waived by Tamarix, and thereafter shall number no less than ten (10);

(b)	At least three (3) directors of the Corporation shall not be employees of or affiliated with the Corporation or any of its subsidiaries, or of any shareholder or affiliate thereof; all of whom shall be persons of good character, experienced in business matters, and reasonably acceptable to Tamarix;

(c)	The Board of Directors of the Corporation shall be divided into three (3) classes as nearly equal its members as possible. Except as follows, such class will serve for three years until such year’s annual meeting of shareholders and until their successors shall be elected and qualified. The Initial Class I directors elected at the Annual Meeting of Shareholders held in 1997 shall serve until the 1998 Annual Meeting of Shareholders, the initial Class II directors elected at the Annual Meeting of Shareholders held in 1997 shall serve until the 1999 Annual Meeting of Shareholders and the initial Class II directors elected at the Annual Meeting of Shareholders held in 1997 shall serve until the 2000 Annual Meeting of Shareholders; and

(d)	Tamarix may nominate, so long as it is the record owner of (i) not less than 1,000,000 shares of the Corporation’s Common Stock, one member to each class of the Board of Directors, one of whom shall be elected by the Board of Directors to serve as the Chairman of the Board, (ii) at least 500,000 but fewer than 1,000,000 shares of the Corporation’s Common Stock one member to Class II, which class shall initial serve for a two-year term, and who shall serve as the Chairman of the Board; and (iii) at least 300,000 but fewer than 500,000 shares of the Corporation’s Common Stock, one member to Class I, which class shall initially serve for a one-year term.”

3.	The Amended and Restated Articles of Incorporation are hereby amended by adding a new Article 6 thereto, which shall read in full as follows:

“6.	Actions of the Board of Directors shall require the vote of the majority of the entire Board of Directors, including unfilled vacancies thereon. The By-laws shall, from time to time, prescribe the number of directors which shall constitute a quorum for the transaction of business, which number shall in no case be less than the minimum number needed for the Board of Directors to approve action.”

4.	The foregoing amendments to the Amended and Restated Articles of Incorporation have been duly adopted at a meeting of the Board of Directors. Notice setting forth the foregoing amendments and stating that an annual meeting of shareholders would be held to, among other reasons, take action thereon was given as required by law to all shareholders of the Corporation entitled to vote thereon. The foregoing amendments were approved by the affirmative vote of at least two-thirds of all outstanding shares of each class entitled to vote thereon at such annual meeting.

The undersigned verifies under penalties of perjury that he is the duly elected and surviving president of the Corporation, that the foregoing statements are true and correct in all material respects, and that they are the actions taken of the Corporation.

Dated: December 9, 1997

/s/ Howard E. Chase

Howard E. Chase

President

WITNESS:

AMENDMENT TO RESTATED

ARTICLES OF INCORPORATION

OF

TRIDENT ROWAN GROUP, INC.

Trident Rowan Group, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1.	The name of the Corporation is Trident Rowan Group, Inc.

2.	The Amended and Restated Articles of Incorporation of the Corporation are hereby amended by eliminating Article 5 thereof and by inserting in lieu thereof the following new Article 5:

“5.	The number of directors of the Corporation shall be such as shall be fixed from time to time by, or in the manner provided in the By-laws.”

3.	The foregoing amendment to the Amended and Restated Articles of Incorporation has been duly adopted at a meeting of the Board of Directors. Notice setting forth the foregoing amendment and stating that an annual meeting of shareholders would be held to, among other reasons, take action thereupon was given as required by law to all shareholders of the Corporation entitled to vote thereon. The foregoing amendment was approved by the affirmative vote of at least two-thirds of all outstanding shares of each class entitled to vote thereon at such annual meeting.

The undersigned verifies, under penalties of perjury, that he is the duly elected and serving President of the Corporation, that the foregoing amendments are true and correct in all material respects, and that they are the actions taken of the Corporation.

Dated: January 7, 2000

/s/ Mark S. Hauser

Mark S. Hauser

President

WITNESS:

[illegible]

TRIDENT ROWAN GROUP, INC.

Articles of Revival

FIRST:    The name of the corporation at the time its charter was forfeited was “Trident Rowan Group, Inc.”

SECOND:    The name that the corporation will use after revival is “Trident Rowan Group, Inc.”

THIRD:    The name and address of the resident agent are The Corporation Trust Incorporated at

300 East Lombard Street, Baltimore, MD 21202.

FOURTH:    These Articles of Revival are for the purpose of reviving the charter of the corporation.

FIFTH:    At or prior to the filing of these Articles of Revival, the corporation has;

(a)	paid all fees required by law;

(b)	filed all annual reports which should have been field by the corporation if its charter had not been forfeited; and

(c)	paid all state and local taxes, except taxes on real estate, and all interest and penalties due by the corporation or which would have become due if the charter had not been forfeited whether or not barred by limitations.

SIXTH:    The address of the principal office in the State of Maryland is c/o The Corporation Trust Incorporated at 300 East Lombard Street, Baltimore, MD 21202.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

I hereby consent to my designation in this document as resident agent for this corporation.

SIGNED:	/s/ Billie Swoboda, VP
Resident Agent
Billie J. Swoboda, VP
The Corporation Trust Incorporated

The undersigned who were respectively the last acting President and Secretary of the corporation severally acknowledge these Articles of Revival to be their act.

/s/ Mark Hauser

Mark Hauser

President

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

Before me, the undersigned, a Notary Public of the State of New York, personally appeared Mark Hauser, having been sworn by me according to law did depose and say he was the President of Trident Rowan Group, Inc. (the “Company”) and did acknowledge the execution of the foregoing Articles of Revival on behalf of the Company.

WITNESS my hand and notarial seal this the 24th day of June, 2004.

/s/ Donald Waldauer

(Written Signature)

[Notary Stamp]

(Printed Signature)

/s/ Mark Hauser

Mark Hauser

Secretary

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

Before me, the undersigned, a Notary Public of the State of New York, personally appeared Mark Segale, having been sworn by me according to law did depose and say he was the Secretary of Trident Rowan Group, Inc. (the “Company”) and did acknowledge the execution of the foregoing Articles of Revival on behalf of the Company.

WITNESS my hand and notarial seal this the 1 day of July, 2004.

/s/ Liliya Suris

(Written Signature)

[Notary Stamp]

(Printed Signature)

STATE OF NEW YORK	)
	)	AFFIDAVIT
COUNTY OF NEW YORK	)

I, Mark Hauser, Joint Chief Executive Officer of Trident Rowan Group, Inc., a Maryland corporation (the “Corporation”), hereby declare that the Corporation has paid all State and local taxes on real estate, and all interest and penalties due by the Corporation or which would have become due if the Corporation’s charter had not been forfeited whether or not barred by limitations.

/s/ Mark Hauser

Mark Hauser

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

I hereby certify that on July 21st, 2004, before me, the subscriber, a notary public of the State of New York, personally appeared Mark Hauser and made oath under the penalties of perjury that the matters and facts set forth in this affidavit are true to the best of his knowledge, information and belief.

As witness my hand and notarized seal this the 21st day of July, 2004.

/s/ Rosana Plasensia

(Written Signature)

[Notary Stamp]

(Printed Signature)

My Commission expires December 10, 2005

ARTICLES OF SHARE EXCHANGE

between

TRIDENT ROWAN GROUP, INC.

and

COMTECH GROUP, INC.

Trident Rowan Group, Inc., a corporation organized and existing under the laws of the State of Maryland (“TRG”), and Comtech Group, Inc., a corporation organized and existing under the laws of the Cayman Islands (“Comtech”), do hereby certify that:

FIRST:    TRG agrees to acquire all of the issued and outstanding stock of Comtech and Comtech agrees to have such stock acquired by TRG, in a statutory share exchange.

SECOND:    The name and place of incorporation of each party to these Articles are Trident Rowan Group, Inc., a Maryland corporation, and Comtech Group, Inc., a Cayman Islands corporation. Trident Rowan is acquiring the stock of Comtech in the share exchange.

THIRD:    TRG (which is the successor corporation in the share exchange) has its principal office in Maryland located at The Corporation Trust Incorporated at 300 East Lombard Street, Baltimore MD 21202. Comtech was incorporated on April 26, 2002 under the Cayman Islands’ Companies Law (2003 Revision), has no office in the State of Maryland and is not qualified to do business in the State of Maryland.

FOURTH:    The terms and conditions of the transaction set forth in these Articles were advised, authorized and approved by each party to these Articles in the manner and by the vote required, in the case of TRG, by its charter and the laws of Maryland and, in the case of Comtech, by its charter and the laws of the Cayman Islands (as required by Section 3-105(a)(4) of the Maryland General Corporation Law). The manner of approval was as follows:

(a)	The board of directors of TRG, at a meeting held on April 23, 2004, adopted a resolution which declared that the proposed share exchange was advisable on substantially the terms and conditions set forth or referred to in a resolution, which terms and conditions are more fully set forth in the Share Exchange Agreement, dated as of May 25, 2004 (the “Share Exchange Agreement”), between TRG and Comtech.

(b)	The board of directors of Comtech, at a meeting held on May 17, 2004, adopted a resolution which declared that the proposed share exchange was advisable on substantially all terms and conditions set forth or referred to in the resolution and directed that the proposed share exchange be submitted for consideration at a special meeting of the stockholders of Comtech.

(c)	The proposed share exchange was approved by the stockholders of Comtech at a special meeting of stockholders duly called and held on May 17, 2004, by the affirmative vote of all votes entitled to be cast on the matter.

FIFTH:    The total number of shares which TRG has authority to issue is 50,000,000 all of which are common stock with a par value of $.01 per share, the aggregate par value of which share is $500,000.

SIXTH:    The manner and basis of exchanging the stock of Comtech to be acquired for the stock to be issued by TRG, the successor, is that approximately 4.05 shares of the common stock of TRG shall be issued and delivered in exchange for each one share of Comtech common stock, a portion of which shares shall be held in an escrow account and disposed of in accordance with the terms and conditions of the Share Exchange Agreement.

SEVENTH:    The share exchange shall become effective upon the filing of these Articles of Share Exchange with the State Department of Assessments and Taxation of the State of Maryland.

IN WITNESS WHEREOF, Trident Rowan Group, Inc. and Comtech Group, Inc. have caused these Articles of Share Exchange to be signed in their name and on their behalf by their respective presidents, each of whom hereby acknowledge in the name of and on behalf of said corporation that the foregoing Articles of Share Exchange as the act of the corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof by the corporation are true in all material respects under penalties of perjury, as of this 22 day of July, 2004.

ATTEST	TRIDENT, ROWAN GROUP, INC.

/s/ Mark Segall	By:	/s/ Mark Hauser
Secretary		Mark Hauser, President

COMTECH GROUP, INC.

/s/ Hope Ni	By:	/s/ Jeffrey Kang
Secretary		Jeffrey Kang, President

ARTICLES OF MERGER

OF

COMTECH GROUP, INC.

AND

TRIDENT ROWAN GROUP, INC.

FIRST:    Comtech Group, Inc. (“Comtech”) and Trident Rowan Group, Inc. (“Trident”), being the corporations which are the parties to these Articles of Merger, do hereby agree to effect a merger of said corporations upon the terms and conditions herein set forth.

SECOND:    The name of the successor corporation is Trident Rowan Group, Inc., which is a corporation incorporated in the State of Maryland under the provisions of the Maryland General Corporation Law with its principal office in the State of Maryland located in Baltimore City, Baltimore County. The corporate existence of Trident shall continue upon the effective date of the merger pursuant to the provisions of the Maryland General Corporation Law.

THIRD:    The name of the corporation to be merged with and into Trident, the successor corporation, is Comtech Group, Inc., which is a corporation incorporated in the State of Maryland under the provisions of the Maryland General Corporation Law with its principal office in the State of Maryland located in Baltimore City, Baltimore County. The corporate existence of Comtech will cease upon the effective date of the merger pursuant to the provisions of the Maryland General Corporation Law. Comtech owns no interest in land in the State of Maryland. All of the issued shares of stock of Comtech are owned by Trident.

FOURTH:    No amendments to the charter of Trident are to be effected as part of the merger, other than the change of its corporate name to “Comtech Group, Inc.”

FIFTH:    The authorized share structure of each of the corporations which is a party to these Articles of Merger is as follows:

	Comtech Group, Inc.	Trident Rowan Group, Inc.
Total number of shares of all classes:	200	50,000,000
Number and par value of shares of each class:	0	$0.01
Number of shares without par value of each class:	200 Common	None
Aggregate par value of all shares with par value:	0	$0.01

SIXTH:    The issued shares of Comtech shall not be converted or exchanged in any manner. All of the issued shares of stock of Comtech shall, upon the effective date of the merger, be surrendered and extinguished. The shares of stock of Trident shall not be converted or exchanged in any manner, but each said share which is issued as of the effective date of the merger shall continue to represent one issued share of stock of the successor corporation

SEVENTH:    The terms and conditions of the merger herein set forth were advised, authorized, and approved by Comtech in the manner required by its charter and the provisions of the Maryland General Corporation Law. The said merger and the aforesaid terms and conditions were approved in the manner herein-after set forth. The Board of Directors of Comtech adopted a resolution approving the proposed merger of Comtech with and into Trident on substantially the terms and conditions set forth in or referred to in said resolution. Said resolution of the Board of Directors was adopted by a written consent signed on July 30, 2004 by all of the members of the Board of Directors without a meeting. The sole shareholder of Comtech adopted a resolution approving the proposed merger of Comtech with and into Trident on substantially the terms and conditions set forth in or referred to in said resolution. Said resolution of the sole shareholder of Comtech was adopted by a written consent signed on July 30, 2004.

The terms and conditions of the merger herein set forth were advised, authorized, and approved by Trident in the manner required by its charter and the provisions of the Maryland General Corporation Law. The said merger and the aforesaid terms and conditions were approved in the manner herein-after set forth. The Board of Directors of Trident adopted a resolution approving the proposed merger of Comtech with and into Trident on substantially the terms and conditions set forth in or referred to in said resolution. Said resolution of the Board of Directors was adopted by a written consent signed on July 30, 2004 by all of the members of the Board of Directors without a meeting.

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IN WITNESS WHEREOF, these Articles of Merger are hereby signed for and on behalf of Comtech by its President, who does hereby acknowledge that said Articles of Merger are the act of said corporation, and who does hereby state under the penalties for perjury that the matters and facts set forth therein with respect to authorization and approval of said merger are true in all material respects to the best of his knowledge, information, and belief; and these Articles of Merger are hereby signed for and on behalf of Trident by its Chief Executive Officer, who does hereby acknowledge that said Articles of Merger are the act of said corporation, and who does hereby state under the penalties for perjury that the matters and facts stated therein with respect to authorization and approval of said merger are true in all material respects to the best of his knowledge, information, and belief.

COMTECH GROUP, INC.		TRIDENT ROWAN GROUP, INC.

By:	/s/ Jingwei (Jeffrey) Kang	By:	/s/ Jingwei (Jeffrey) Kang
	Jingwei (Jeffrey) Kang President		Jingwei (Jeffrey) Kang Chief Executive Officer

Attest:		Attest:

	/s/ Hope Ni		/s/ Hope Ni
	Secretary		Secretary

Dated: August 2, 2004		Dated: August 2, 2004

ARTICLES OF AMENDMENT

1. Comtech Group, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1.	The charter of the Corporation is hereby amended in its entirety as follows:

“4.1	Number of Shares Authorized; Par Value. Prior to the amendment of the Articles of Incorporation of the Corporation, the total number of shares of all classes of stock which the Corporation had authority to issue was 50,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”). After giving effect to the amendment to the Articles of Incorporation of the Corporation, the total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000 shares of Common Stock, par value $0.01 per share.”

2.	This amendment of the charter has been approved by the directors and shareholders.

3.	We, the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

/s/ Jeffrey Kang	/s/ Hope Ni
Jeffrey Kang, President	Hope Ni, Secretary

Comtech Group, Inc.
c/o Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154

ARTICLES OF AMENDMENT

Comtech Group, Inc., a Maryland Corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland:

FIRST:    The Board of Directors of the Corporation at a meeting held on December 16, 2004 at which a quorum was present adopted a resolution authorizing the Corporation to effect a reverse split of its common stock and to file these Articles of Amendment.

SECOND:    Upon the filing of these Articles of Amendment, paragraph 4.1 of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

4.	The total number of shares of all classes of common stock which the Corporation shall have authority to issue is 200,000,000 shares of Common Stock, par value $.01 per share. Effective at the open of business on January 14, 2005 (the “Effective Date”), every two (2) shares of the Corporation’s issued and outstanding common stock shall be combined into one (1) fully paid and nonassessable share of common stock of the Corporation (the “Reverse Split Ratio”). No fractional shares of common stock shall be issued in connection with the reverse split. A holder of common stock, who immediately prior to the Effective Date owns a number of shares of Common Stock of the Corporation which is not evenly divisible by the Reverse Split Ratio shall be issued cash in lieu of the fractional interest. Prior to the reverse the split, the Corporation had 50,722,050 shares outstanding. After the reverse split, the Corporation will have approximately 25,361,025 shares outstanding.

THIRD:    We, the undersigned President and Secretary of the Corporation swear under penalties of perjury that the foregoing is a corporate act.

/s/ Jeffrey Kang
Jeffrey Kang, President

/s/ Hope Ni
Hope Ni, Secretary